As filed with the Securities and Exchange Commission on June 24, 2009

Securities Act File No. 333-153201

Investment Company Act File No. 811-22234

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☐Pre-Effective Amendment No.

☒ Post-Effective Amendment No. 1

(Check appropriate box or boxes)

RMR REAL ESTATE INCOME FUND

(Exact Name of Registrant as Specified in Charter)

400 CENTRE STREET

NEWTON, MASSACHUSETTS 02458

(Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

(617) 332-9530

(Area Code and Telephone Number)

Adam D. Portnoy, President

RMR Real Estate Income Fund

400 Centre Street

Newton, Massachusetts 02458

(Name and Address of Agent for Service)

With copies to:

Michael K. Hoffman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036-6522 (212) 735-3000	Louis A. Goodman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, Massachusetts 02108 (617) 573-4800

EXPLANATORY NOTE

The Joint Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on April 10, 2009 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, are incorporated herein by reference.

This amendment is being filed in order to file:

•	As Exhibit 12 to this Registration Statement, the tax opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. Federal income tax counsel for the Registrant.

•	As Exhibit 2 to this Registration Statement, an updated version of the Registrant’s bylaws.

1

PART C: OTHER INFORMATION

Item 15.  Indemnification.

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of RMR Real Estate Income Fund (the “Registrant”) on Form N-14 under the Securities Act of 1933 (File No. 333-153201), as filed with the Securities and Exchange Commission on March 30, 2009, which information is incorporated herein by reference.

Item 16.  Exhibits.

Exhibit No.		Description of Exhibit
(1)		Amended and Restated Agreement and Declaration of Trust of the Registrant dated March 26, 2009†
(2)		Bylaws of the Registrant dated June 4, 2009 — filed herewith
(3)		Not applicable.
(4)		Form of Agreement and Plan of Reorganization†
(5)		Specimen Share Certificate for Common Shares(1)
(6)		Form of Investment Advisory Agreement between the Registrant and RMR Advisors, Inc.(1)
(7)
	(a)	Form of Auction Agency Agreement with The Bank of New York with respect to Registrant’s Preferred Shares(1)
	(b)	Form of Broker-Dealer Agreement with respect to Registrant’s Preferred Shares(1)
(8)		Not applicable.
(9)		Form of Custodian Agreement between the Registrant and State Street Bank and Trust Company(1)
(10)		Not applicable
(11)		Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP(2)
(12)
	(a)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR Real Estate Fund — filed herewith
	(b)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR Hospitality and Real Estate Fund — filed herewith
	(c)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR F.I.R.E. Fund — filed herewith
	(d)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR Preferred Dividend Fund — filed herewith
	(e)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR Dividend Capture Fund — filed herewith
(13)
	(a)	Form of Transfer Agency Services Agreement between the Registrant and Wells Fargo Bank, N.A.(1)
	(b)	Form of Administration Agreement between the Registrant and RMR Advisors, Inc.(1)
	(c)	Form of Subadministration Agreement between RMR Advisors, Inc. and State Street Bank and Trust Company(1)
	(d)	Form of DTC Letter of Representations(1)
(14)		Consent of Ernst & Young LLP, independent registered public accounting firm for the Registrant and the Acquired Funds(2)
(15)		Not applicable
(16)
	(a)	Power of Attorney, dated December 18, 2008(3)
	(b)	Power of Attorney of Jeffrey P. Somers, dated March 26, 2009(2)
	(c)	Power of Attorney of Adam D. Portnoy, dated March 26, 2009(2)
(17)
	(a)	Form of Payment Agreement†
	(b)	Form of Organizational and Offering Expenses Reimbursement Agreement between the Registrant and RMR Advisors, Inc.(1)
	(c)	Joint Code of Ethics of the Registrant’s Investment Advisor and the Funds(1)
	(d)	Form of Proxy for Old RMR Common Shareholders(2)
	(e)	Form of Proxy for Old RMR Preferred Shareholders(2)
	(f)	Form of Proxy for RHR Common Shareholders(2)
	(g)	Form of Proxy for RHR Preferred Shareholders(2)
	(h)	Form of Proxy for RFR Common Shareholders(2)
	(i)	Form of Proxy for RFR Preferred Shareholders(2)
	(j)	Form of Proxy for RDR Common Shareholders(2)

(k)	Form of Proxy for RDR Preferred Shareholders(2)
(l)	Form of Proxy for RCR Common Shareholders(2)
(m)	Form of Proxy for RCR Preferred Shareholders(2)

(1)                                  Filed as an exhibit to Amendment No. 2 to the Registrant’s registration statement on Form N-2, filed on March 30, 2009.

(2)                                  Filed as an exhibit to Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-14, filed on March 30, 2009.

(3)                                  Filed as an exhibit to Pre-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-14, filed on December 23, 2008.

†                                          Included in the Statement of Additional Information.

Item 17.  Undertakings.

(1)           The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933 (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)           The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton and Commonwealth of Massachusetts on the 24th day of June, 2009.

RMR REAL ESTATE INCOME FUND
By:	/s/ Karen Jacoppo-Wood
Name:	Karen Jacoppo-Wood
Title:	Vice-President and Assistant Secretary

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Trustee, President and Principal Executive Officer	June 24, 2009
Adam D. Portnoy

*	Treasurer and Chief Financial Officer	June 24, 2009
Mark L. Kleifges

*	Trustee	June 24, 2009
Barry M. Portnoy

*	Trustee	June 24, 2009
Jeffrey P. Somers

*	Trustee	June 24, 2009
John L. Harrington

*	Trustee	June 24, 2009
Arthur G. Koumantzelis

*By:	/s/ Karen Jacoppo-Wood	Attorney-in-Fact	June 24, 2009

EXHIBIT INDEX

Exhibit No.		Description of Exhibits
2		Bylaws of the Registrant dated June 4, 2009

12	(a)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR Real Estate Fund
	(b)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR Hospitality and Real Estate Fund
	(c)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR F.I.R.E. Fund
	(d)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR Preferred Dividend Fund
	(e)	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the Registrant’s reorganization with RMR Dividend Capture Fund